Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS record First Quarter 2022 reSults

WoodclifF lake, nj – MAy 4, 2022 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the first quarter ended March 31, 2022.

For the quarter ended March 31, 2022, Hudson reported revenues of $84.3 million, an increase of 149% compared to revenues of $33.8 million in the comparable 2021 period. First quarter revenue growth was driven by increases in volumes and selling prices for certain refrigerants during the period. Gross margin in the first quarter of 2022 increased to 54%, compared to 27% in the first quarter of 2021, mainly due to the significant increase in selling price without a material appreciation in the cost basis of certain refrigerants sold. Hudson reported operating income of $38.3 million in the first quarter of 2022, compared to operating income of $1.7 million in the prior year period.

The Company recorded net income of $29.6 million or $0.66 per basic and $0.63 per diluted share in the first quarter of 2022, compared to a net loss of $1.1 million or ($0.02) per basic and diluted share in the same period of 2021. Net income during the first quarter of 2022 included $4.6 million of one-time interest expense associated with the refinancing of the Company’s term loan. As previously announced, during the first quarter the Company entered into a new $85 million term loan agreement with TCW Asset Management, LLC and has amended its existing asset-based lending facility to increase the overall facility to $90 million.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “Our 2022 selling season is off to a strong start, with record first quarter revenues and a path towards another record full year. The first quarter demonstrated substantially improved gross margin and significantly enhanced profitability as compared to last year’s first quarter. Our first quarter performance reflected the continued upward trend in average pricing for certain refrigerants and also benefitted from increased sales volume as we continue to focus on strategic customers who value our sustainability offerings. We previously communicated longer term targets for 2023 through 2024 with annualized revenue and operating income of $350 million and $72 million, respectively. With our visibility today, assuming the first quarter pricing trend continues, we believe we are on a path to reach those longer term targets at a faster rate than originally expected, as we begin to experience the initial impact of the AIM Act and its regulations. While our first quarter gross margin was particularly strong, we believe margin performance for the full year will moderate to levels similar to that of last year. In addition, based on current pricing trends we should see revenues in excess of $270 million in 2022.

“With the start of 2022, our industry must now comply with the AIM Act, which mandates a 10% stepdown in production and consumption allowances for virgin HFCs in both 2022 and 2023. Beginning in 2024, with the 40% reduction in the baseline, we expect to experience a significant inflection point for our business model and sustainable offerings. HFCs are currently the most commonly used refrigerants and as a leading reclaimer, we are uniquely positioned to fill the anticipated HFC supply gap as virgin production is phased out. With our reclamation capabilities and robust distribution network, Hudson is poised to continue to lead the industry’s orderly transition to greener, more environmentally-friendly refrigerants, and we welcome this opportunity to promote the circular economy of refrigerants and the transition to cleaner, more efficient next generation cooling equipment and gases. We’re energized by the opportunities we’re seeing to expand our market share and leadership role in the refrigerant marketplace throughout 2022 and for decades to come,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the first quarter results today, May 4, 2022 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 470091.

A replay of the teleconference will be available until June 4, 2022 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 44781.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2021 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,152	$3,492
Trade accounts receivable – net	38,180	14,223
Inventories	101,314	94,144
Prepaid expenses and other current assets	7,680	8,090
Total current assets	152,326	119,949

Property, plant and equipment, less accumulated depreciation	19,183	20,093
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	19,659	20,357
Right of use asset	7,166	6,803
Other assets	705	710
Total Assets	$246,842	$215,715

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$8,623	$9,623
Accrued expenses and other current liabilities	31,858	30,637
Accrued payroll	2,128	3,931
Current maturities of long-term debt	4,250	5,248
Short-term debt	—	15,000
Total current liabilities	46,859	64,439
Deferred tax liability	1,742	1,692
Long-term lease liabilities	5,819	5,500
Long-term debt, less current maturities, net of deferred financing costs	91,526	73,145
Total Liabilities	145,946	144,776

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 44,909,704 and 44,758,925, respectively	449	448
Additional paid-in capital	116,713	116,312
Accumulated deficit	(16,266)	(45,821)
Total Stockholders’ Equity	100,896	70,939

Total Liabilities and Stockholders’ Equity	$246,842	$215,715

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three-month period ended March 31,
	2022	2021
Revenues	$84,338	$33,780
Cost of sales	38,518	24,642
Gross profit	45,820	9,138

Operating expenses:
Selling, general and administrative	6,824	6,748
Amortization	698	698
Total operating expenses	7,522	7,446

Operating income	38,298	1,692

Interest expense	(7,305)	(2,817)

Income (loss) before income taxes	30,993	(1,125)

Income tax expense (benefit)	1,438	(49)

Net income (loss)	$29,555	$(1,076)

Net income (loss) per common share – Basic	$0.66	$(0.02)
Net income (loss) income per common share – Diluted	$0.63	$(0.02)
Weighted average number of shares outstanding – Basic	44,779,822	43,353,213
Weighted average number of shares outstanding – Diluted	46,736,471	43,353,213